UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 23, 2008 (January 18, 2008)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐   Written communications pursuant to Rule 425 under the Securities Act
 ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5:  Corporate Governance and Management

Item 5.02.                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
Harold F. Herron, who was Senior Vice-President and a Director of U.S. Energy Corp. (“USE”), has taken early retirement from USE as an employee, and resigned from his positions as Senior Vice-President and a Director of USE.  The resignations were on January 18, 2008, although Mr. Herron did not provide active service to USE after December 28, 2007.

(d)
Effective January 25, 2008, the USE board of directors has appointed Robert Scott Lorimer to serve as a director to fill the vacancy occasioned by Mr. Herron’s retirement.  Mr. Lorimer will serve until the 2008 annual meeting of shareholders, and it is expected that the Nominating Committee will ask Mr. Lorimer to stand for election at the meeting, to serve a full term (USE has staggered terms for each director’s service).

Mr. Lorimer (age 56) has over 30 years experience in the minerals industry.  He has been Chief Accounting Officer, Chief Financial Officer, Vice President of Finance and Treasurer for USE for more than the past five years.  In 1980, Mr. Lorimer served as Controller for the Gas Hills uranium operations for TVA.  Mr. Lorimer received a B.S. in Finance, Accounting, Economics and German from Brigham Young University and worked toward a Masters in Accountancy at the University of Nebraska.  He serves at the will of the board of directors.  There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named as an officer, or in his position as a director (effective January 25, 2008), and he has no family relationship with any of the other executive officers or directors of USE.

Section 9:  Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: January 23, 2008	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO